Exhibit 99.1

Kidpik Corp. Regains Full Compliance with Nasdaq

Minimum Bid Price Requirement

NEW YORK, NY, March 25, 2024 — Kidpik Corp. (NASDAQ: PIK) (“KIDPIK” or the “Company”), an online clothing subscription-based e-commerce company, today announced that the Company received a letter on March 21, 2024 from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company has regained full compliance with the minimum bid price for continued listing on the Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(2) (“Minimum Bid Price Requirement”).

As indicated in the letter, Nasdaq determined that for 10 consecutive business days, the closing bid price of the Company’s common stock was at or above $1.00 per share. Accordingly, the Company has regained compliance with the Minimum Bid Price Requirement and the matter is now closed.

About Kidpik Corp.

Founded in 2016, KIDPIK (NASDAQ:PIK) is an online clothing subscription box for kids, offering mix & match, expertly styled outfits that are curated based on each member’s style preferences. KIDPIK delivers a surprise box monthly or seasonally, providing an effortless shopping experience for parents and a fun discovery for kids. Each seasonal collection is designed in-house by a team with decades of experience designing childrenswear. KIDPIK combines the expertise of fashion stylists with proprietary data and technology to translate kids’ unique style preferences into surprise boxes of curated outfits. We also sell our branded clothing and footwear through our e-commerce website, shop.kidpik.com. For more information, visit www.kidpik.com.

Contacts

Investor Relations Contact:

ir@kidpik.com
Media:

press@kidpik.com